JOINT OWNERS ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Date of Issue shown on the Contract Schedule.

Any  Joint  Owner  must  be  the  spouse  of  the  Owner.

Any  Joint  Owner  must  be  a  Joint  Annuitant.

If Joint Owners are named, all references to Contract Owner shall mean the Joint Owners.

All  other  terms  and  conditions  of  the  Contract  remain  unchanged.



                 PREFERRED  LIFE  INSURANCE  COMPANY  OF  NEW  YORK


                Secretary                                 President

            [GRAPHIC  OMITTED]                        [GRAPHIC  OMITTED]